Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Bausch & Lomb Incorporated, of our report dated January 26, 2004 relating to the financial statements and financial statement schedule, which appears in Bausch & Lomb Incorporated's Form 10-K for the fiscal year ended December 27, 2003.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Rochester, New York
September 2, 2004